Corporate Capital Trust, Inc. 8-K

News Release
For information contact: Lisa Schultz Chief Communications Officer CNL Financial Group (407) 650-1223

CORPORATE CAPITAL TRUST ANNOUNCES OFFERING PRICE INCREASE
-- Public offering price per share increased to $11.05 --

(ORLANDO, Fla.) January 29, 2013 – The Board of Directors of Corporate Capital Trust, Inc.  has announced that, due to an increase in Corporate Capital Trust’s net asset value per share, it has increased the public offering price per share of Corporate Capital Trust from $10.95 to $11.05. This pricing increase is effective for share subscriptions accepted after January 23, 2013, and ensures that Corporate Capital Trust’s net asset value per share does not exceed its net offering price per share.

About Corporate Capital Trust
Corporate Capital Trust is an innovative non-traded business development company that offers individuals a unique opportunity to invest in privately owned American companies. The company is externally managed by CNL and KKR and its investment objective is to provide shareholders with current income and, to a lesser extent, long-term capital appreciation. The company intends to meet its investment objective by investing primarily in the debt of privately owned companies, with a focus on originated transactions sourced through the networks of its advisors. For additional information, please visit www.CorporateCapitalTrust.com.

About CNL Financial Group
CNL Financial Group (CNL) is a leading private investment management firm providing global real estate and alternative investments. Since inception in 1973, CNL and/or its affiliates have formed or acquired companies with more than $26 billion in assets. CNL Financial Group is headquartered in Orlando, Florida. For more information, visit www.cnl.com.

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Corporate Capital Trust, Inc. is advised by CNL Fund Advisors Company and KKR Asset Management, LLC

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About KKR
Founded in 1976 and led by Henry Kravis and George Roberts, KKR is a leading global investment firm with $66.3 billion in assets under management as of September 30, 2012. With offices around the world, KKR manages assets through a variety of investment funds and accounts covering multiple asset classes. KKR seeks to create value by bringing operational expertise to its portfolio companies and through active oversight and monitoring of its investments. KKR complements its investment expertise and strengthens interactions with investors through its client relationships and capital markets platform. KKR is publicly traded on the New York Stock Exchange (NYSE: KKR). For additional information, please visit KKR’s website at www.kkr.com.

A registration statement relating to the common stock of Corporate Capital Trust, Inc. is filed with the Securities and Exchange Commission.  The offering of Corporate Capital Trust’s common stock is being made solely by means of a written prospectus, which is available at http://www.sec.gov or may be obtained by calling (866) 650-0650, that contains additional information about Corporate Capital Trust and should be read carefully by an investor before investing.  Investors are advised to consider the investment objective, risks, charges and expenses of Corporate Capital Trust carefully before investing. This press release is not an offer to sell and is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.  Neither the SEC, the Attorney General of the State of New York nor any other regulatory agency has passed on or endorsed the merits of this offering. Any representation to the contrary is a criminal offense.

The information in this press release may include "forward-looking statements." These statements are based on the beliefs and assumptions of Corporate Capital Trust’s management and on the information currently available to management at the time of such statements. Forward-looking statements generally can be identified by the words "believes," "expects," "intends," "plans," "estimates" or similar expressions that indicate future events. Important factors that could cause actual results to differ materially from Corporate Capital Trust’s expectations include those disclosed in the current prospectus for the public offering of Corporate Capital Trust’s common stock.

Past performance statements are not indicative of future results.

CNL Fund Advisors Company (CNL) and KKR Asset Management LLC (KKR) are affiliates of CNL Financial Group and KKR & Co. L.P., respectively.

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Corporate Capital Trust, Inc. is advised by CNL Fund Advisors Company and KKR Asset Management, LLC